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                                                           Exhibit 1-A(8)(ii)

[DEUTSCHE ASSET MANAGEMENT LETTERHEAD]


Kemper Investors Life Insurance Company
1600 McConnor Parkway, Schaumburg, IL 60196
Attn.: Laurie Marksberry, Product Management

         Re:      Administrative Services

Dear Ms. Marksberry:

Kemper Investors Life Insurance Company ("Life Company") will invest in one or more series funds (each a "Portfolio") of the Deutsche Asset Management VIT Funds ("Trust") as the underlying funding vehicle for certain variable annuity contracts and variable life insurance policies (collectively, the "Contracts) issued by Life Company. Deutsche Asset Management, Inc. ("DAMI") serves as the investment adviser to the Trust and in such capacity provides investment advisory and administrative services to the Trust and its Portfolios.

     Life Company or its designee bear the responsibility and correlative expense for administrative and support services for Contract owners. DAMI recognizes the Life Company as the sole shareholder of shares of the Trust. DAMI further recognizes that the Portfolios and Trust will derive a substantial administrative convenience by virtue of having the Life as the sole shareholder of the shares rather than multiple shareholders having record of ownership of such shares. In recognition of Life Company providing such services and the administrative cost savings to the Portfolios and the Trust, DAMI will pay Life Company from its past profits the fees set forth in Exhibit A hereto ("Fees"). In consideration for these fees the Life Company shall provide the following administrative services:

1. Aggregating allocation, transfer and liquidation orders of Life Company's segregated asset account.

2. Furnishing to Contract Owners Trust prospectuses, , annual and semi-annual reports to shareholders and other communications that the Trust is required by law or otherwise to provide to its shareholders, but that Life Company is not otherwise required to provide to Contract Owners.

3. Providing such other assistance and services for the Trust as may be mutually agreed upon.

     In the event that the investment advisory and/or administration fees paid by the Portfolio to DAMI are reduced by the Board of Trustees of the Trust pursuant to an amendment of the applicable agreement, or because, in the good faith opinion of the Trust, based upon an opinion of counsel reasonably acceptable to Life Company, such payments are, will or may be in contravention or violation of any law, rule, regulation, court decision or order, or out-of-court settlement of actual or threatened litigation or enforcement position of any regulatory body having jurisdiction over the Trust (taken together, "Change in Law"), the Fees shall be adjusted proportionately to conform to such Change in Law on terms and conditions deemed fair and equitable by DAMI.

     Either party may terminate this Agreement, without penalty, on 60 days' written notice to the other party; except that the Fees set forth in Exhibit A shall continue as long as the assets underlying the Contracts issued by Life Company are allocated to the Trust. Unless so terminated, this Agreement shall continue in effect for so long as DAMI, or its successor(s) in interest, continues to perform in an advisory capacity for the Trust and for so long as any Contract values or any monies attributable to Life Company are in the Trust.

     Each party hereto shall indemnify and hold harmless ("Indemnifying Party") the other party and each of its officers, directors, trustees, employees, and agents (individually and collectively an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) ("Losses") arising out of the Indemnifying party's performance of or failure to perform its obligations under, or in connection with this Agreement except that an Indemnifying Party shall have no liability to the extent such Losses

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result from the negligence, willful misconduct or breach of this Agreement by an
Indemnified Party. In no event shall any party be liable for any special, consequential, or incidental damages. The indemnification under this Agreement is in addition to (but not duplicative of), and not in lieu of, any indemnification provided under any Fund Participation Agreement entered into between the parties.

     If you are in agreement with the foregoing, please sign a copy and return it to the undersigned.

Sincerely,

Deutsche Asset Management, Inc.          Accepted and Agreed:
                                         Kemper Investors Life Insurance Company

By:    /s/ Brian M. Bader                By:    Kenneth N. Olson

Name:   Brian M. Bader                   Name:   Kenneth N. Olson

Title:   Director                        Title:   Sr. V.P.

Date:   10/16/01                         Date:   10/23/01

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Exhibit A
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                       Deutsche Asset Management VIT Funds
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Fees
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         For each of the following Portfolios, DAMI agrees to pay Life Company, once aggregate average net Contract assets reach $100,000, a quarterly amount that is equal on an annual basis to the specified percentage of the average combined daily net assets of all of the shares of the Portfolio(s) held in the Life Company's segregated asset accounts pursuant to the applicable Fund Participation Agreement:

         Portfolio                         Fees for Administrative Services
         ---------                         --------------------------------


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